Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2017 THIRD QUARTER RESULTS

EARNINGS PER DILUTED SHARE OF $0.66

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. —  August 8, 2017 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today reported financial results for its fiscal 2017  third quarter ended June 30, 2017.

Fiscal 2017 Third Quarter Highlights

•	Reported revenue of $39.9 million compared to $37.9 million in the third quarter of 2016
o	Excluding the divested Medical Products business, pro forma revenue increased 7.5% compared to the prior year
o	Military revenues increased $0.7 million
•	Reported net income of $6.4 million compared to $7.3 million in the third quarter of 2016
o	Prior year net income included a $1.7 million post-tax gain on divestiture of the Medical Products business
•	On a GAAP basis, earnings per diluted share of $0.66 compared to $0.76 in the third quarter of 2016
•	Increasing full year 2017 outlook for diluted earnings per share to $1.81 to $1.87 from the previous range of $1.65 to $1.71

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “Our third quarter results reflect the continued growth of our recurring business as well as the fulfillment of our non-recurring military order and a one-time tax benefit all contributing to a strong financial quarter. During the quarter we continued to advance our strategic initiatives in informatics and our Verifii digital dosimetry platform remains on schedule for a controlled commercial launch in the second half of calendar 2017.”

Third Quarter Financial Overview

Revenues for the third fiscal quarter of 2017 were $39.9 million, a 5.3% increase compared to revenues of $37.9 million for the third fiscal quarter of 2016.  Excluding the Medical Products business which was divested in the third fiscal quarter of 2016, total revenues increased $2.8 million or 7.5% compared to the prior year period.  Radiation Measurement revenues for the quarter increased to $29.6 million from $27.5 million for the third fiscal quarter of 2016.  Military sales in the third fiscal quarter of 2017 increased  $0.7 million compared to the prior year period.    The Company completed its final shipment for the National Guard order during the third fiscal quarter of 2017.  While the Company is continuing to pursue orders for its Radwatch products, there are currently no open contracts or purchase orders for military products.  Medical Physics revenues increased $0.7 million, or 7.3%, to $10.3 million.

Operating income for the third fiscal quarter of 2017 was $8.6 million, compared to operating income of $7.7 million for the third fiscal quarter of 2016.  Operating income increased $0.9 million compared to the prior year period due primarily to the timing of military sales.

Fiscal Nine Months Financial Overview

Revenues for the first nine months of fiscal 2017 were $116.6 million, a 3.6% increase compared to $112.5 million for the first nine months of fiscal 2016. Excluding the divested Medical Products business, total revenues increased $9.9 million or 9.3% compared to the prior year period.  Radiation Measurement revenues increased to $85.9 million from $77.7 million in the prior year period.  Military sales in the first nine months of fiscal 2017 increased $5.8 million compared to the prior year period. The Medical Physics segment increased $1.8 million, driven by demand for imaging services.

Operating income for the first nine months of fiscal 2017 was $23.8 million, compared to operating income of $21.2 million for the first nine months of fiscal 2016. Excluding the operating income from the divested Medical Products business, operating income increased $3.7 million compared to the prior year period due primarily to the timing of military sales.

Fiscal 2017 Outlook

Based on its results for the first nine months of 2017, the Company is increasing its full year 2017 outlook for diluted earnings per share to $1.81 to $1.87 from the previous range of $1.65 to $1.71. The Company continues to expect fiscal 2017 revenues in the range of $149 million to $154 million.

The revised earnings per share guidance reflects the Company’s first three quarters of strong margins driven by the fulfillment of the episodic military orders and cost control.  The fourth quarter expectations are consistent with prior statements reflecting minimal capital shipments and an increase in non-recurring expenses associated with the Verifii launch and an increase in incentive accruals.

Use of Non-GAAP Financial Measures

Management believes the disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance.  Non-GAAP financial measures disclosed in this report include: EBITDA, Pro Forma Revenue and Pro Forma Operating Income.

EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA presentations disclosed by other companies. Management believes that EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

The Pro Forma Revenue and Pro Forma Operating Income measures exclude the Medical Products business, which was divested in May 2016.

These financial measures are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 8, 2017, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 63881527, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 63881527, which will be available through Thursday, September 7, 2017. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2017 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	June 30, 2017	September 30, 2016
Assets
Cash and cash equivalents	$21,064	$13,285
Receivables, net of allowances of $1,324 at June 30, 2017 and $1,296 at September 30, 2016	33,618	31,998
Inventories	5,229	5,670
Prepaid expenses and other current assets	13,348	5,049
Total current assets	73,259	56,002

Net property, plant and equipment	47,226	46,417
Equity in joint ventures	26,488	26,174
Goodwill	33,916	33,807
Intangible assets, net of accumulated amortization of $12,704 at June 30, 2017 and $11,772 at September 30, 2016	8,602	9,297
Other assets	8,675	19,119
Total assets	$198,166	$190,816

Liabilities
Total current liabilities	$36,307	$34,498
Long-term debt	100,600	109,100
Other non-current liabilities	30,374	26,619
Total liabilities	167,281	170,217

Stockholders' equity
Landauer, Inc. stockholders' equity	29,432	19,178
Noncontrolling interest	1,453	1,421
Total stockholders' equity	30,885	20,599
Total Liabilities and Stockholders' Equity	$198,166	$190,816

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except per Share)	2017	2016	2017	2016
Total revenues	$39,888	$37,854	$116,582	$112,466

Cost and expenses:
Cost of sales	18,801	18,336	55,543	54,678
Selling, general and administrative	12,504	11,805	37,205	36,606
Total costs and expenses	31,305	30,141	92,748	91,284

Operating income	8,583	7,713	23,834	21,182
Equity in income of joint ventures	1,206	244	3,015	797
Other expense, net	(680)	2,847	(2,340)	728
Income before taxes	9,109	10,804	24,509	22,707
Income tax expense	2,509	3,382	7,976	7,074
Net income	6,600	7,422	16,533	15,633
Less: Net income attributed to noncontrolling interest	200	157	557	446
Net income attributed to Landauer, Inc.	$6,400	$7,265	$15,976	$15,187

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.67	$0.76	$1.67	$1.59
Weighted average basic shares outstanding	9,585	9,531	9,562	9,523

Diluted	$0.66	$0.76	$1.66	$1.58
Weighted average diluted shares outstanding	9,606	9,564	9,595	9,555

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended June 30,
(Dollars in Thousands)	2017	2016
Cash flows from operating activities:
Net income	$16,533	$15,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,047	8,461
Equity in income of joint ventures	(3,015)	(797)
Dividends from joint ventures	1,341	1,195
Stock-based compensation and related net tax benefits	2,449	2,048
Current and long-term deferred taxes, net	10,568	3,639
Gain on disposition of business	-	(3,904)
Gain on sale, disposal and abandonment of fixed assets	23	368
Gain on investments	(411)	(558)
Changes in operating assets and liabilities	(3,522)	(3,866)
Net cash provided by operating activities	32,013	22,219

Net cash (used in) provided by investing activities	(7,500)	3,795

Cash flows from financing activities:
Long-term borrowings, net	(8,500)	(21,085)
Dividends paid to stockholders	(7,979)	(7,933)
Other financing activities, net	(231)	(417)
Net cash used in financing activities	(16,710)	(29,435)

Effects of foreign currency translation	(24)	82
Net increase (decrease) in cash and cash equivalents	7,779	(3,339)
Opening balance - cash and cash equivalents	13,285	15,314
Ending balance - cash and cash equivalents	$21,064	$11,975

Non-GAAP Financial Measures

A reconciliation of EBITDA, Pro Forma Revenue and Pro Forma Operating Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2017	2016	2017	2016
EBITDA
Net income attributed to Landauer, Inc.	$6,400	$7,265	$15,976	$15,187
Add back:
Net financing costs	580	589	1,752	2,420
Depreciation and amortization	2,695	2,800	8,047	8,461
Provision for income taxes	2,509	3,382	7,976	7,074
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$12,184	$14,036	$33,751	$33,142

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2017	2016	2017	2016
Pro Forma Revenue
Total Revenues, as reported	$39,888	$37,854	$116,582	$112,466
Less:
Medical Products adjustment	-	(800)	-	(5,802)
Total Revenues, pro forma	$39,888	$37,054	$116,582	$106,664

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2017	2016	2017	2016
Pro Forma Operating Income
Operating Income, as reported	$8,583	$7,713	$23,834	$21,182
Less:
Medical Products adjustment	-	(140)	-	(1,062)
Total Operating Income, pro forma	$8,583	$7,573	$23,834	$20,120

Segment Information

The following tables summarize financial information for each reportable segment for the three and nine months ended June 30:

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands)	2017	2016	2017	2016
Revenues by segment:
Radiation Measurement	$29,594	$27,492	$85,918	$77,716
Medical Physics	10,294	9,562	30,664	28,948
Medical Products	-	800	-	5,802
Consolidated revenues	$39,888	$37,854	$116,582	$112,466

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands)	2017	2016	2017	2016
Operating income (loss) by segment:
Radiation Measurement	$12,138	$10,294	$34,779	$29,161
Medical Physics	789	756	2,140	2,452
Medical Products	-	141	-	1,063
Corporate	(4,344)	(3,478)	(13,085)	(11,494)
Consolidated operating income	$8,583	$7,713	$23,834	$21,182